Exhibit (a)(5)(C)

INVESTOR and MEDIA CONTACT:

Brian Lantz

847-484-4574

Brian.Lantz@FBHS.com

FORTUNE BRANDS SETS DATE FOR FIRST QUARTER EARNINGS ANNOUNCEMENT AND INVESTOR CONFERENCE CALL

DEERFIELD, Ill. – April 13, 2015 – Fortune Brands Home & Security, Inc. (NYSE: FBHS), an industry-leading home and security products company, will release first quarter 2015 financial results after the market close on Thursday, April 30, 2015.

At 4:30 p.m. ET, Chris Klein, chief executive officer, Lee Wyatt, chief financial officer, and Brian Lantz, vice president of investor relations and corporate communications, will host a conference call to discuss first quarter 2015 results and the agreement to acquire Norcraft. A live Internet audio webcast of the conference call will be available on the Fortune Brands website at http://ir.FBHS.com/events.cfm. It is recommended that listeners log-on at least 10 minutes prior to the start of the call.

A recorded replay of the call will be made available on the Company’s website shortly after the call has ended.

About Fortune Brands

Fortune Brands Home & Security, Inc. (NYSE: FBHS), headquartered in Deerfield, Ill., creates products and services that help fulfill the dreams of homeowners and help people feel more secure. The Company’s trusted brands include MasterBrand cabinets, Moen faucets, Therma-Tru entry door systems, and Master Lock and SentrySafe security products. Fortune Brands holds market leadership positions in all of its segments. Fortune Brands is part of the S&P MidCap 400 Index. For more information, please visit www.FBHS.com.

Additional Information

The tender offer referenced in this release has not yet commenced. This release and the description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Norcraft Companies, Inc. At the time the tender offer is commenced, Tahiti Acquisition Corp., an affiliate of Fortune Brands Home & Security, Inc., intends to file with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and Norcraft intends to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Fortune Brands and Norcraft intend to mail these documents to the stockholders of Norcraft. These documents, as they may be amended from time to time, will contain important information about the tender offer and investors and stockholders of Norcraft are strongly urged to read them carefully and in their entirety when they become available prior to making any decisions with respect to the tender offer. Norcraft stockholders will be able to obtain a free copy of these documents (when they become available) at the website maintained by the SEC at www.sec.gov. In addition, the Tender Offer Statement and other documents filed by an affiliate of Fortune Brands with the SEC will be made available to all stockholders of Norcraft free of charge at www.FBHS.com. The Solicitation/Recommendation Statement and other documents filed by Norcraft with the SEC will be made available to all stockholders of Norcraft free of charge at www.norcraftcompanies.com.

Source: Fortune Brands Home & Security, Inc.

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